                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                ----------------

                                   FORM 8-K/A

                          AMENDMENT TO CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                         Date of Report: July 10, 1995



                      Corrections Corporation of America
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                       1-13560                62-1156308
- --------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
       of incorporation)                                    Identification No.)





                     102 Woodmont Boulevard
                     Nashville, Tennessee                       37205
- --------------------------------------------------------------------------------
           (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code:    (615) 292-3100
                                                   -----------------------------

                                AMENDMENT NO. 1

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated May 10, 1995, as set forth in the pages attached hereto:

         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on behalf of the undersigned, thereunto duly authorized.

                                      CORRECTIONS CORPORATION OF AMERICA



Date:  July 10, 1995                  By /s/ Darrell K. Massengale
                                         ---------------------------------
                                         Darrell K. Massengale
                                         Vice President, Finance;
                                         Secretary/Treasurer

Item 7.          Financial Statements, Pro Forma Financial Information and
                 Exhibits.

         (a)     Financial Statements of Business Acquired.*

         (b)     Pro Forma Financial Information

                 In lieu of the pro forma financial information required under Rule 3-05 of Regulation S-X, Corrections Corporation of America (the "Company") is including the following related to the acquisition of Concept Incorporated ("Concept") by the
                 Company:

                 1. Audited consolidated financial statements and related notes thereto of Correction Corporation of America for the three years ending December 31, 1994 giving effect to the acquisition of Concept by pooling of interests accounting.

                 2. Unaudited consolidated financial statements and related notes thereto of Corrections Corporation of America for the three months ended March 31, 1995 and 1994, giving effect to the acquisition of Concept by pooling of interests accounting, filed on July 10, 1995 under Form 10-Q/A which is hereby incorporated by reference.

                 3. Management's discussion and analysis as required by Rule 303 for each of the audited periods noted above restated to include the effect of the acquisition of Concept by the Company utilizing pooling of interests accounting.

         (c)     Press Release dated June 29, 1995.

         (d)     Consent of Arthur Andersen LLP


*Previously filed with Current Report on Form 8-K filed May 10, 1995.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors and Stockholders of Corrections Corporation of America and Subsidiaries:

We have audited the accompanying restated consolidated balance sheets of CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES as of December 31, 1994 and 1993, and the related restated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the restated financial position of Corrections Corporation of America and Subsidiaries as of December 31, 1994 and 1993, and the restated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 8 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.


                                            ARTHUR ANDERSEN LLP

Nashville, Tennessee
July 7, 1995

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

                                    ASSETS                                     1994              1993
- --------------------------------------------------------------------      -------------    -------------
CURRENT ASSETS:
    Cash, cash equivalents and restricted cash                            $   4,360,456    $   7,391,793
    Accounts receivable, less allowance for doubtful accounts
     of $50,000 in 1994 and $160,000 in 1993                                 26,231,173       17,381,931
    Prepaid expenses                                                          1,298,209        1,424,359
    Deferred tax assets                                                       3,285,389        1,625,257
    Other                                                                       933,001          761,476
                                                                          -------------    -------------
          Total current assets                                               36,108,228       28,584,816

RESTRICTED INVESTMENTS                                                           68,750           68,750
OTHER ASSETS                                                                 10,292,191        6,818,204
PROPERTY AND EQUIPMENT, NET                                                  82,757,852       61,471,131
INVESTMENT IN DIRECT FINANCING LEASE                                         10,117,787       10,436,022
                                                                          -------------    -------------
                                                                          $ 139,344,808    $ 107,378,923
                                                                          =============    =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------
CURRENT LIABILITIES:
    Accounts payable                                                      $   8,395,495    $   3,552,540
    Accrued salaries and wages                                                2,688,223        2,156,643
    Accrued property taxes                                                    1,461,793        1,185,684
    Other accrued expenses                                                    5,166,880        4,368,013
    Current portion of long-term debt                                         5,158,918        5,092,616
                                                                          -------------    -------------
          Total current liabilities                                          22,871,309       16,355,496

LONG-TERM DEBT, NET OF CURRENT PORTION                                       47,386,386       50,454,921
DEFERRED TAX LIABILITIES                                                      3,628,393        1,683,050
OTHER LONG-TERM LIABILITIES                                                   3,757,439               --
                                                                          -------------    -------------
          Total liabilities                                                  77,643,527       68,493,467
                                                                          -------------    -------------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE CONVERTIBLE PREFERRED STOCK -
    $1 PAR VALUE; 50,000 SHARES AUTHORIZED AND
    OUTSTANDING IN 1993                                                              --        5,000,000
                                                                          -------------    -------------

STOCKHOLDERS' EQUITY:
    Common stock - $1 par value; 30,000,000 shares authorized                14,162,312       11,467,253
    Additional paid-in capital                                               44,034,047       26,350,779
    Retained earnings (deficit)                                               3,812,831       (3,591,756)
    Treasury stock, at cost                                                    (307,909)        (340,820)
                                                                          -------------    -------------
          Total stockholders' equity                                         61,701,281       33,885,456
                                                                          -------------    -------------
                                                                          $ 139,344,808    $ 107,378,923
                                                                          =============    =============

        The accompanying notes are an integral part of these statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                                  1994           1993           1992
                                              ------------   ------------   ------------
REVENUES                                      $144,059,322   $126,634,764   $112,098,962

EXPENSES:
    Operating                                  113,654,121    101,396,107     89,391,326
    Depreciation and amortization                4,359,323      4,726,312      5,886,178
                                              ------------   ------------   ------------

CONTRIBUTION FROM OPERATIONS                    26,045,878     20,512,345     16,821,458

OTHER EXPENSES:
    General and administrative                  12,199,042     10,021,009      9,652,963
    Interest, net                                3,340,878      4,406,742      4,472,160
                                              ------------   ------------   ------------

INCOME BEFORE INCOME TAXES                      10,505,958      6,084,594      2,696,335

PROVISION FOR INCOME TAXES                       2,346,892        701,370        139,532
                                              ------------   ------------   ------------

NET INCOME                                       8,159,066      5,383,224      2,556,803

PREFERRED STOCK DIVIDENDS                          204,236        425,000         70,833
                                              ------------   ------------   ------------

NET INCOME ALLOCABLE TO COMMON
    STOCKHOLDERS
                                              $  7,954,830   $  4,958,224   $  2,485,970
                                              ============   ============   ============

NET INCOME PER SHARE:
    Primary                                   $        .54   $        .40   $        .22
                                              ============   ============   ============
    Fully diluted                             $        .53   $        .40   $        .20
                                              ============   ============   ============

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Primary                                     14,794,086     12,257,682     11,453,796
                                              ============   ============   ============
    Fully diluted                               14,926,899     12,528,056     12,200,198
                                              ============   ============   ============





        The accompanying notes are an integral part of these statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992




                                                                                COMMON STOCK
                                                         --------------------------------------------------------
                                                                  ISSUED                     TREASURY STOCK
                                                         -------------------------       ------------------------
                                                           SHARES         AMOUNT          SHARES         AMOUNT
                                                         ----------   ------------       --------    ------------
BALANCE, DECEMBER 31, 1991                               10,591,272   $ 10,591,272       (114,151)   $ (1,086,350)

  Issuance of common stock                                   88,997         88,997             --              --
  Contribution of treasury stock to employee stock
    ownership plan                                               --             --        133,038       1,206,176
  Stock options and warrants exercised                      523,922        523,922        (18,887)       (119,826)
  Preferred stock dividends                                      --             --             --              --
  Net income                                                     --             --             --              --
                                                         ----------   ------------       --------    ------------
BALANCE, DECEMBER 31, 1992                               11,204,191     11,204,191             --              --

  Purchase of treasury stock, at cost                            --             --        (39,267)       (392,670)
  Stock options and warrants exercised                      263,062        263,062          2,597          51,850
  Preferred stock dividends                                      --             --             --              --
  Net income                                                     --             --             --              --
                                                         ----------   ------------       --------    ------------
BALANCE, DECEMBER 31, 1993                               11,467,253     11,467,253        (36,670)       (340,820)

  Issuance of common stock                                  927,909        927,909             --              --
  Stock options exercised and warrants converted
    to stock                                                857,799        857,799         17,368          32,911
  Income tax benefits of incentive stock option
    exercises                                                    --             --             --              --
  Conversion of long-term debt and preferred stock          909,351        909,351             --              --
  Preferred stock dividends                                      --             --             --              --
  Net income                                                     --             --             --              --
                                                         ----------   ------------       --------    ------------
BALANCE, DECEMBER 31, 1994                               14,162,312   $ 14,162,312        (19,302)   $   (307,909)
                                                         ==========   ============       ========    ============

                                                        ADDITIONAL       RETAINED         TOTAL
                                                         PAID-IN         EARNINGS      STOCKHOLDERS'
                                                         CAPITAL         (DEFICIT)        EQUITY
                                                       ------------    ------------    -------------
BALANCE, DECEMBER 31, 1991                             $ 26,252,583    $(10,529,292)   $ 25,228,213

  Issuance of common stock                                  111,003              --         200,000
  Contribution of treasury stock to employee stock
    ownership plan                                           14,968        (339,492)        881,652
  Stock options and warrants exercised                     (207,044)             --         197,052
  Preferred stock dividends                                      --         (70,833)        (70,833)
  Net income                                                     --       2,556,803       2,556,803
                                                       ------------    ------------    ------------
BALANCE, DECEMBER 31, 1992                               26,171,510      (8,382,814)     28,992,887

  Purchase of treasury stock, at cost                            --              --        (392,670)
  Stock options and warrants exercised                      179,269        (167,166)        327,015
  Preferred stock dividends                                      --        (425,000)       (425,000)
  Net income                                                     --       5,383,224       5,383,224
                                                       ------------    ------------    ------------
BALANCE, DECEMBER 31, 1993                               26,350,779      (3,591,756)     33,885,456

  Issuance of common stock                                9,171,088              --      10,098,997
  Stock options exercised and warrants converted
    to stock                                              1,144,263        (550,243)      1,484,730
  Income tax benefits of incentive stock option
    exercises                                               592,660              --         592,660
  Conversion of long-term debt and preferred stock        6,775,257              --       7,684,608
  Preferred stock dividends                                      --        (204,236)       (204,236)
  Net income                                                     --       8,159,066       8,159,066
                                                       ------------    ------------    ------------
BALANCE, DECEMBER 31, 1994                             $ 44,034,047    $  3,812,831    $ 61,701,281
                                                       ============    ============    ============





        The accompanying notes are an integral part of these statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992



                                                                  1994            1993            1992
                                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                             $  8,159,066    $  5,383,224    $  2,556,803
       Adjustments to reconcile net income to net
          cash provided by operating activities:
              Depreciation and amortization                      5,615,369       5,761,964       7,333,675
              Deferred income taxes                                877,871        (121,747)         89,734
              Loss on disposal of property and
                 equipment                                          10,573         177,618          28,559
              Equity in earnings of unconsolidated entities       (406,000)       (292,000)       (113,000)
              Changes in assets and liabilities:
                 Accounts receivable                            (8,737,599)        573,990      (7,112,788)
                 Prepaid expenses                                   60,627       1,875,392      (1,577,140)
                 Other current assets                             (106,002)        (29,617)       (206,920)
                 Accounts payable                                4,530,278         579,183        (195,487)
                 Accrued expenses                                1,229,830        (880,687)      3,786,007
                                                              ------------    ------------    ------------
                     Net cash provided by operating
                       activities                               11,234,013      13,027,320       4,589,443
                                                              ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Decrease (increase) in restricted and escrow cash            (7,438)        957,831         481,737
       Increase in other assets                                 (1,817,121)       (663,525)     (3,557,553)
       Investment in affiliates, net                              (426,162)        144,223         113,000
       Acquisition of property and equipment                   (24,636,158)     (2,367,998)    (11,654,929)
       Proceeds from disposals of property and
         equipment                                                  25,309          14,975         135,170
       Payments received on direct financing leases                286,078         257,170       9,187,219
                                                              ------------    ------------    ------------
                     Net cash used in investing activities     (26,575,492)     (1,657,324)     (5,295,356)
                                                              ------------    ------------    ------------





                                  (Continued)

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                  (Continued)



                                                          1994           1993            1992
                                                     ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt         $ 15,389,483    $  9,952,664    $ 17,820,372
    Payments on long-term debt                        (14,117,097)    (17,361,000)    (17,470,725)
    Payments on notes payable to stockholders            (402,507)       (475,597)             --
    Payments of dividends on preferred stock             (275,069)       (425,000)             --
    Proceeds from issuance of common stock             10,571,285              --         375,006
    Proceeds from exercise of stock options and
       warrants                                         1,136,609         327,015          22,046
    Purchase of treasury stock                                 --        (392,670)             --
                                                     ------------    ------------    ------------
          Net cash provided by (used in) financing
            activities                                 12,302,704      (8,374,588)        746,699
                                                     ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH                        (3,038,775)      2,995,408          40,786

CASH AND CASH EQUIVALENTS, BEGINNING OF
    YEAR
                                                        7,075,358       4,079,950       4,039,164
                                                     ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR               $  4,036,583    $  7,075,358    $  4,079,950
                                                     ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION:
       Cash paid during the year for:
       Interest (net of amounts capitalized)         $  4,769,589    $  5,686,799    $  5,912,055
                                                     ============    ============    ============
       Income taxes                                  $  1,569,782    $    327,220    $    188,700
                                                     ============    ============    ============




                                  (Continued)

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                  (Continued)


                                                            1994          1993          1992
                                                        -----------    -----------   -----------
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
      The Company entered into an international
        alliance and equity participation which
        included the deferral of the payment of
        certain issuance costs:
              Other assets                              $ 3,487,712    $        --   $        --
              Other accrued expenses                       (990,000)            --            --
              Other long-term liabilities                (2,970,000)            --            --
              Additional paid-in capital                    472,288             --            --
                                                        -----------    -----------   -----------
                                                        $        --    $        --   $        --
                                                        ===========    ===========   ===========

      Long-term debt was converted into common
        stock through the exercise of stock warrants:
              Other assets                              $    (8,879)   $        --   $        --
              Long-term debt                                357,000             --            --
              Common stock                                  (50,000)            --            --
              Additional paid-in capital                   (298,121)            --            --
                                                        -----------    -----------   -----------
                                                        $        --    $        --   $        --
                                                        ===========    ===========   ===========

      Redeemable convertible preferred stock was
        converted into common stock:
              Other assets                              $  (290,023)   $        --   $        --
              Preferred stock                             5,000,000             --            --
              Common stock                                 (700,000)            --            --
              Additional paid-in capital                 (4,009,977)            --            --
                                                        -----------    -----------   -----------
                                                        $        --    $        --   $        --
                                                        ===========    ===========   ===========



                                  (Continued)

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                  (Continued)


                                                    1994           1993           1992
                                                -----------    -----------    -----------
Long-term debt was converted into common
  stock:
    Other assets                                $   (25,369)   $        --    $        --
    Long-term debt                                3,000,000             --             --
    Common stock                                   (209,351)            --             --
    Additional paid-in capital                   (2,765,280)            --             --
                                                -----------    -----------    -----------
                                                $        --    $        --    $        --
                                                ===========    ===========    ===========

The Company contributed treasury stock to the
  employee stock ownership plan:
    Accrued expenses                            $        --    $        --    $   881,652
    Additional paid-in capital                           --             --        (14,968)
    Accumulated deficit                                  --             --        339,492
    Treasury stock, at cost                              --             --     (1,206,176)
                                                -----------    -----------    -----------
                                                $        --    $        --    $        --
                                                ===========    ===========    ===========

The Company settled a vendor dispute and
  acquired an option:
    Investment in option                        $   384,000    $        --    $        --
    Accounts receivable                            (384,000)            --             --
                                                -----------    -----------    -----------
                                                $        --    $        --    $        --
                                                ===========    ===========    ===========

The Company entered into Capital leases:
    Property and equipment                      $   184,419    $    14,970    $   183,153
    Capital leases payable                         (184,419)       (14,970)      (183,153)
                                                -----------    -----------    -----------
                                                $        --    $        --    $        --
                                                ===========    ===========    ===========





       The accompanying notes are an integral part of these statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992



1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Corrections Corporation of America (together with its subsidiaries, referred to as the "Company"), a Delaware corporation, operates and manages prisons and other correctional facilities and provides prisoner transportation services for governmental agencies. The Company provides a full range of related services to governmental agencies, including managing, financing, designing and constructing new facilities and redesigning and renovating older facilities. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Transcor America, Inc. ("Transcor"), Concept
      Incorporated ("Concept"), CCA International, Inc. and Technical and Business Institute of America, Inc. CCA International Inc. has two wholly-owned subsidiaries, CCA France, Inc. and CCA (UK) Limited. Concept has two wholly-owned subsidiaries, Mineral Wells R.E. Holding Corp. and Concept Incorporated of Overton, Texas. The accompanying consolidated financial statements and note information reflects the accounting for the acquisition of Transcor America, Inc. and Concept in transactions accounted for as pooling of interests. All intercompany transactions and balances have been eliminated.

      At December 31, 1994, the Company also has a 50% interest in Corrections Corporation of Australia PTY LTD ("CC Australia"). CC Australia provides services similar to the Company in Australia and surrounding countries.
      At December 31, 1994, CCA (UK) Limited has a one-third interest in UK Detention Services Limited ("UKDS"), a United Kingdom joint venture. UKDS provides services similar to the Company in the United Kingdom. At December 31, 1994, Concept has a 49.9% interest in United Concept, Limited Partnership ("UCLP"). UCLP owns a correctional facility in Eloy, Arizona which is operated by Concept. The Company accounts for these investments under the equity method. Assets and liabilities are converted from their functional currency into the U.S. dollar utilizing the conversion rate in effect at the balance sheet date. Revenue and expense items are converted using the weighted average rate during the period.

      Deferred project development costs consist of costs that can be directly associated with a specific anticipated contract and, if recovery from that contract is probable, are deferred until the anticipated contract has been awarded. At the time the contract is awarded to the Company, the deferred project development costs are either capitalized as part of property and equipment or are amortized over five years as project development costs. Costs of unsuccessful or abandoned contracts are charged to general and administrative expenses when their recovery is not considered probable. Facility start-up costs, principally costs of initial employee training, travel and other direct expenses incurred in connection with opening of new facilities, are deferred and recorded as other assets.

      These costs are capitalized from the date of award of the contract until the training period ends, at which time they are amortized on a straight-line basis over five years.

      Debt issuance costs are amortized on a straight-line basis over the life of the related debt. This amortization is charged to general and administrative expenses.

      Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets.

      Investment in direct financing lease represents the portion of the Company's management contract with a governmental agency that represents payments on building and equipment leases. The lease is accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the lease less unearned income are capitalized as the Company's investment in the lease. Unearned income is recognized as income over the term of the lease using the interest method.

      Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which was adopted by the Company effective January 1, 1993. This statement generally requires the Company to record deferred income taxes for the differences between book and tax bases of its assets and liabilities.

      The Company maintains contracts with various governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. The Company also maintains contracts with various federal, state and local governmental entities for the housing of inmates in Company owned facilities at fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. The Company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. The Company records revenues based on these per diem rates and the number of inmates housed during the revenue period.

      Primary net income per common share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding. Stock warrants and stock options are considered common stock equivalents. The convertible subordinated notes and redeemable convertible preferred stock are not common stock equivalents. In computing fully diluted net income per common share, the conversion of the convertible subordinated notes and redeemable convertible preferred stock are not assumed if the effect is antidilutive.

      For purposes of the statement of cash flows, the Company excludes restricted and escrow cash from cash and cash equivalents. The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.


 2.   ACQUISITIONS

      On December 30, 1994, the Company issued 1,300,000 shares of its common stock for all the outstanding shares of Transcor, a prisoner transportation company. Of the shares issued, 130,000 are held in escrow for the resolution of certain precombination contingencies.

      On April 25, 1995, the Company issued 1,362,496 shares of its common stock for all the outstanding shares of Concept. Concept operates and manages prisons and other correctional facilities for governmental agencies. Of the shares issued, 136,250 are held in escrow for the resolution of precombination contingencies.

      These transactions were accounted for as a pooling of interests, and accordingly, the accompanying consolidated financial statements for 1994, 1993 and 1992 have been restated to include the accounts of Transcor and Concept. A reconciliation of separately reported revenues and net income is as follows:

                                          1994           1993           1992
                                      ------------   ------------   ------------
      Revenues:
         Corrections Corporation of
           America                    $112,803,168   $100,420,272   $ 90,198,116
         Transcor                        7,908,571      5,784,260      5,319,633
         Concept                        23,347,583     20,430,232     16,581,213
                                      ------------   ------------   ------------
                                      $144,059,322   $126,634,764   $112,098,962
                                      ============   ============   ============

      Net Income:
         Corrections Corporation of
           America                    $  6,734,566   $  3,956,155   $  2,522,044
         Transcor                          652,146        359,705          9,697
         Concept                           772,354      1,067,364         25,062
                                      ------------   ------------   ------------
                                      $  8,159,066   $  5,383,224   $  2,556,803
                                      ============   ============   ============

      In the preparation of the consolidated financial statements, the Company made certain immaterial adjustments and reclassifications to the historical financial statements of Concept to be consistent with the accounting policies of the Company.

3.    OTHER ASSETS

      Other assets consist of the following:

                                                             DECEMBER 31
                                                     -------------------------
                                                         1994          1993
                                                     -----------   -----------
      Deferred project development costs             $   447,461   $   390,931

      Project development costs, less accumulated
        amortization of $682,983 and $2,411,927,
        respectively                                     692,331       998,931

      Facility start-up costs, less accumulated
        amortization of $2,141,208 and $2,379,462,
        respectively                                   2,188,890     2,345,173

      Debt issuance costs, less accumulated
        amortization of $1,380,086 and $925,255,
        respectively                                   1,461,120     1,707,504

      Deferred placement fees                          2,403,932            --

      Investments in affiliates                        2,529,148       868,423

      Other assets                                       569,309       507,242
                                                     -----------   -----------
                                                     $10,292,191   $ 6,818,204
                                                     ===========   ===========


 4.   PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consist of the following:

                                                     DECEMBER 31
                                            -----------------------------
                                                1994             1993
                                            ------------     ------------
      Land                                  $  2,916,346     $  2,425,691
      Buildings and improvements              83,102,741       62,365,881
      Equipment                                9,492,213        8,528,669
      Office furniture and fixtures            1,588,647        1,553,219
      Construction in progress                 1,583,496          587,759
                                            ------------     ------------
                                              98,683,443       75,461,219
      Less accumulated depreciation          (15,925,591)     (13,990,088)
                                            ------------     ------------
                                            $ 82,757,852     $ 61,471,131
                                            ============     ============

 5.   INVESTMENT IN DIRECT FINANCING LEASE

      At December 31, 1994, the investment in direct financing lease represents a building and equipment lease between the Company and the state of New Mexico for the New Mexico Women's Correctional Facility.

      A schedule of minimum future rentals to be received under the direct financing lease at December 31, 1994 is as follows:

                                                             DIRECT
                                                           FINANCING
                                                          LEASE RENTAL
                                                           RECEIVABLE
                                                          ------------
                      1995                                $  1,419,582
                      1996                                   1,419,582
                      1997                                   1,419,582
                      1998                                   1,419,582
                      1999                                   1,419,582
                   Thereafter                               13,486,028
                                                          ------------
            Total minimum obligation                        20,583,938
            Less unearned income                           (10,147,917)
                                                          ------------
            Present value of direct financing lease         10,436,021
            Less current portion                              (318,234)
                                                          ------------
            Long-term portion at December 31, 1994        $ 10,117,787
                                                          ============

      The agreement contains a provision that allows the state to purchase the building and equipment for predetermined prices at specific intervals during the contract period.

      During 1992, the state of Tennessee exercised its option to purchase the buildings and equipment under an additional financing lease. The Company also exercised its termination rights under its facility management contract as of December 31, 1992. The Company recognized additional depreciation and amortization expense of approximately $1,900,000 related to the termination of the management contract, including charges for the remaining direct financing lease receivable, fixed assets and other assets.

 6.   INVESTMENT IN UCLP

      The Company's investment in UCLP, which includes capital contributions, advances and the Company's share of the net income of UCLP, totaled $830,731 and $140,039 as of December 31, 1994 and 1993, respectively. UCLP has a contract with the Federal Bureau of Prisons (BOP) to operate the Eloy Detention Center at Eloy, Arizona (the "Eloy Facility"). UCLP owns the Eloy Facility, including furniture, fixtures and equipment and a waste water treatment plant. UCLP is the primary obligor on the debt incurred to finance the Eloy Facility, which is secured by the Eloy Facility real and personal property, the Eloy Facility contract receivables and $269,000 of the contract receivables and the real property of one of Concept's facilities. Concept and the other UCLP partners have jointly and severally guaranteed the UCLP debt, which totaled $29,860,073 at December 31, 1994.

      Concept and its affiliates own 49.9% of UCLP and Concept owns 50% of the common stock of United-Concept, Inc., which owns .2% of UCLP and is the managing general partner of UCLP.

      United-Concept, Inc. has issued and outstanding 1,000 shares of common stock (of which Concept and Concept's partner in UCLP each own 500 shares) and one share of voting preferred stock, which is held by The First National Bank of Chicago under an indenture agreement related to the financing of the Eloy Facility. Each share of stock, common and preferred, has one vote. The preferred stock does not participate in income distribution by United-Concept, Inc., and has a $10 liquidation value. The by-laws of United-Concept, Inc. require 100% shareholder approval of significant corporate actions, and also require an independent director. Thus, Concept is entitled to 50% of the income of UCLP, but owns less than 50% of its capital and controls less than 50% in voting decisions. The independent director effectively has veto power over the actions of United-Concept, Inc.

      On November 16, 1993, Concept entered into an Operating Agreement with UCLP, under which Concept operates the Eloy facility. Concept is responsible for all operating expenses of the facility, including taxes, insurance and maintenance. Concept's compensation under the agreement is equal to the monthly contractual revenue less UCLP's monthly debt service payment. The Operating Agreement expires sixty (60) days after maturity, as defined, or upon thirty (30) days written notice from UCLP to Concept.

      Condensed financial information of UCLP is as follows (in thousands):

                                                          YEAR ENDED
                                                          DECEMBER 31,
                                                    ----------------------
                                                      1994           1993
                                                    -------        -------
      Net revenue                                   $ 1,886        $    --
                                                    =======        =======

      Net income                                    $   335        $   102
                                                    =======        =======

      Current assets                                $ 2,560        $23,184
      Non-current assets                             30,131          7,793
                                                    -------        -------
                                                    $32,691        $30,977
                                                    =======        =======

      Current liabilities                           $ 4,501        $ 3,205
      Payable to Concept                              1,288             --
      Noncurrent liabilities                         25,965         27,492
      Partner's capital                                 937            280
                                                    -------        -------
                                                    $32,691        $30,977
                                                    =======        =======

      Concept has an option to purchase from its partner in UCLP the other 50% partnership interests in UCLP and the other 50% of the common stock of United-Concept, Inc. The option price is $5,250,000 and the option expires September 30, 1995.


 7.   LONG-TERM DEBT

      Long-term debt consists of the following:

                                                                                       1994          1993
                                                                                    ----------    ----------
      Industrial Development Revenue Bonds, principal payments of $235,000 annually through November 1, 2005, interest at 8.875% and payable semi-annually, collateralized by property and equipment with a carrying value of $4,389,014 at December 31, 1994 and by revenues from
         a contract.                                                                $2,620,000    $2,855,000

                                                                                       1994          1993
                                                                                   -----------   -----------
      Senior Secured Notes, principal payments of $2,000,000 annually through
          1997, increasing to $3,000,000 in 1998 with the unpaid balance of
          $4,000,000 due in 2000, interest payable semi-annually at 11.08%, collateralized by property and equipment with a carrying value of
          $8,664,197 at December 31, 1994 and by revenues from certain
          contracts.                                                               $15,643,000   $18,000,000

      Bank Loan, principal and interest payable in monthly installments of
          $62,000 beginning April 1, 1995 through February 1, 2000, at which time the entire principal and any unpaid accrued interest is due, interest at the bank's prime rate (8.5% at December 31, 1994), collateralized by property and equipment with a carrying value of
          $18,965,622 at December 31, 1994 and by revenues from a contract.          6,081,398            --

      Note payable to UCLP, principal and interest at 10% per annum payable in monthly installments of $19,000 through January 2000, collateralized
          by property and equipment with a carrying value of $1,919,000.               891,735     1,027,349

      Line of credit payable to a bank, principal due December 1995, interest payable monthly at the bank's prime rate (8.5% at December 31, 1994), collateralized by property and equipment with a carrying value of
          $685,058 as of December 31, 1994.                                            785,150            --

                                                                                      1994            1993
                                                                                  ------------    ------------
      Secured Notes Payable, principal payments due annually in various amounts through 1997, interest payable monthly at 9.6%, collateralized by property and equipment with a carrying value of $11,477,270 at
          December 31, 1994 and by revenues from a contract.                      $  4,223,000    $  5,356,000

      Convertible Subordinated Notes, principal due at maturity in 1999 with call provisions beginning in 1997, interest payable semi-annually at
          8.5%.                                                                     13,700,000       9,700,000

      Convertible Subordinated Notes, principal due at maturity in 1998,
          interest payable quarterly at 8.5%.                                        7,500,000       7,500,000

      Bank loans, principal paid in full in June 1994, interest paid at the
          bank's prime rate plus 1% (8.25% at June 24, 1994).                               --       9,902,000

      Other                                                                          1,101,021       1,207,188
                                                                                  ------------    ------------
                                                                                    52,545,304      55,547,537
      Less current portion                                                          (5,158,918)     (5,092,616)
                                                                                  ------------    ------------
                                                                                  $ 47,386,386    $ 50,454,921
                                                                                  ============    ============

      The Company has a credit facility with a bank which provides for borrowings up to $15,000,000. Borrowings under the facility require monthly interest payments and bear interest, at the election of the Company, of either the bank's prime rate (8.5% at December 31, 1994) or LIBOR plus 2% (8.0% at December 31, 1994). The facility consists of a working capital line, which includes letters of credit. Letters of credit totaling $6,851,000 have been issued to secure the Company's workers' compensation insurance policy, performance bonds and utility deposits. The unused commitment at December 31, 1994 was $8,149,000. The facility is subject to renewal on May 31, 1996. The facility is collateralized by property and equipment with a carrying value of $34,905,937 and by an assignment of life insurance on the Company's chief executive officer.

      Concept has a line of credit with a bank which provides for borrowings up to $1,500,000. Borrowings under the line of credit require monthly interest payments and bear interest at the bank's prime rate (8.5% as of December 31, 1994). The unused commitment at December 31, 1994 was $714,850. The line of credit expires December 2, 1995. The line of credit is collateralized by property and equipment with a carrying value of $658,058 as of December 31, 1994. Portions of the line of credit are guaranteed up to $800,000 by shareholders of Concept.

      Restricted cash of $324,000 and $316,000 at December 31, 1994 and 1993, respectively, represents cash held in an investment trust related to the Company's liability insurance policy and deposits to sinking funds established for the funding of current year principal and interest on certain industrial development revenue bonds.

      The Company does not maintain any significant formal or informal compensating balance arrangements with financial institutions.

      The Convertible Subordinated Notes are convertible into the Company's common stock at prices ranging from $6.78 to $16.74 per share. The Company may require conversion under certain conditions after the stock has a market value of 150% of the conversion price for a specified period.

      The provisions of the credit facility, bonds, and notes contain restrictive covenants, the most restrictive of which are limits on the payment of dividends, incurrence of additional indebtedness, investments and mergers. The agreements also require that the Company maintain specific ratio requirements relating to cash flow, tangible net worth, interest coverage and earnings. The Company was in compliance with the covenants at December 31, 1994.

      The Company capitalized interest of $377,000 and $226,000 in 1994 and 1992, respectively. Interest expense, net is comprised of the following for each year:

                                    1994           1993           1992
                                -----------    -----------    -----------
      Interest expense          $ 4,753,956    $ 5,824,789    $ 6,193,359
      Interest income            (1,413,078)    (1,418,047)    (1,721,199)
                                -----------    -----------    -----------
                                $ 3,340,878    $ 4,406,742    $ 4,472,160
                                ===========    ===========    ===========

      Maturities of long-term debt for the next five years and thereafter are:
      1995 - $5,158,918; 1996 - $4,821,354; 1997 - $8,463,710; 1998 -
      $15,756,801; 1999 - $8,297,509 and thereafter - $10,047,012.

 8.   INCOME TAXES

      The Company adopted Statement of Financial Accounting Standards No. 109 effective January 1, 1993. No adjustment for the cumulative effect of the accounting change was required and the Company elected not to restate prior years.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The provision for income taxes is comprised of the following components:

                                            FOR THE YEAR ENDED DECEMBER 31
                                      -----------------------------------------
                                          1994           1993           1992
                                      -----------    -----------    -----------
      CURRENT PROVISION
         Federal                      $ 1,354,323    $   738,419    $    49,798
         State                            114,698         84,698             --
                                      -----------    -----------    -----------
                                        1,469,021        823,117         49,798
                                      -----------    -----------    -----------

      DEFERRED PROVISION
         Federal                          630,011       (107,852)        89,734
         State                            247,860        (13,895)            --
                                      -----------    -----------    -----------
                                          877,871       (121,747)        89,734
                                      -----------    -----------    -----------
         Provision for income taxes   $ 2,346,892    $   701,370    $   139,532
                                      ===========    ===========    ===========

      Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                           DECEMBER 31
                                                                   -------------------------
                                                                       1994          1993
                                                                   -----------   -----------
      CURRENT DEFERRED TAX ASSETS

      Asset reserves and liabilities not yet deductible
         for tax                                                   $   855,344   $   675,882
      Net operating loss carryforwards                               2,430,045     2,340,000
      Less valuation allowance                                              --    (1,390,625)
                                                                   -----------   -----------
                Net current deferred tax assets                    $ 3,285,389   $ 1,625,257
                                                                   ===========   ===========

      NON-CURRENT DEFERRED TAX ASSETS

      Net operating loss carryforwards                             $        --   $ 1,933,230
      Other                                                             26,372        68,662
                                                                   -----------   -----------
                Total non-current deferred tax assets                   26,372     2,001,892
                                                                   -----------   -----------

      NON-CURRENT DEFERRED TAX LIABILITIES

      Tax in excess of book depreciation and amortization          $ 3,467,028   $ 3,488,515
      Income items not yet taxable and other                           187,737       196,427
                                                                   -----------   -----------

                Total non-current deferred tax liabilities           3,654,765     3,684,942
                                                                   -----------   -----------

                Net non-current deferred tax liabilities           $ 3,628,393   $ 1,683,050
                                                                   ===========   ===========

      As of December 31, 1993, a valuation allowance had been recorded equal to the remaining deferred tax assets after considering deferred tax assets that can be realized through offsets to existing taxable temporary differences. In 1994, the valuation allowance was eliminated due to the Company's realization of the tax operating loss carryforwards.

      A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income for the year ended December 31 is as follows:

                                                                      1994        1993           1992
                                                                      ----        ----           ----
       Statutory federal rate                                         34.0%       34.0%          34.0%
       State taxes, net of federal tax benefit                         4.0         4.0            4.0
       Utilization of net operating loss carryforward                (15.7)      (26.5)         (32.8)
                                                                     -----       -----          -----
                                                                      22.3%       11.5%           5.2%
                                                                     =====       =====          =====

 9.   STOCKHOLDERS' EQUITY

      Preferred Stock -

      The Company has authorized 1,000,000 shares of $1 par value preferred stock.

      In December 1991, the Company sold 50,000 shares of Series A preferred stock for $5,000,000. The preferred stock earned dividends at 8.5% and were paid quarterly from January 31, 1993 through June 23, 1994. Each share of the Series A preferred stock was convertible into 14 shares of common stock. In June 1994, the Series A preferred stock was converted at par value into 700,000 shares of common stock.

      Stock Warrants -

      The Company has issued stock warrants to certain affiliated and unaffiliated parties for providing certain financing, consulting and brokerage services to the Company and to stockholders as a dividend. Stock warrants outstanding at December 31, 1994 are as follows:

              DATE OF         NUMBER OF          EXERCISE            EXPIRATION
             ISSUANCE          SHARES             PRICE                 DATE
             --------         ---------       ------------           ----------
             12/11/90           200,000        $7.14/share            11/30/00
               6/5/92            60,000        $7.50/share              6/5/97
              6/22/92            73,314        $8.50/share             9/14/97
              8/10/92           140,000        $8.50/share             9/14/97
               9/4/92         1,863,875        $8.50/share             9/14/97
              12/2/92            43,988        $8.50/share             9/14/97
              4/30/93            98,038        $8.50/share             9/14/97
              6/23/94         1,100,000       $15.80/share            12/31/98

      The warrants are exercisable from date of issuance except for the warrants issued December 11, 1990 which were exercisable beginning in November 1993 and the warrants issued June 22, 1992, August 10, 1992, September 4, 1992 and December 2, 1992, which were exercisable beginning April 30, 1993.

      In 1994, 185,242 warrants were exercised at prices ranging from $2.83 to $8.50 per share. In 1993, 237,600 warrants were exercised at prices ranging from $1.11 to $2.83 per share.

      In September 1992, the Company issued a warrant dividend to its common stockholders. Stockholders received a warrant for one common share for every five shares of common stock held. A total of 1,865,719 warrants were issued with an exercise price of $8.50 per share. In April 1993, the expiration date of these warrants was extended to September 14, 1997.

      Stock Option Plans -

      The Company's Board of Directors approved a stock repurchase program for up to an aggregate of 400,000 shares of the Company's stock for the purpose of funding the employee stock options and stock ownership plans. Under this program, the Company has purchased 225,000 shares of its common stock all of which were reissued in 1991 and 1992 under the employee stock option and stock ownership plans.

      The Company has incentive and nonqualified stock option plans under which options may be granted to "key employees" as designated by the Board of Directors. The options are granted with exercise prices that equal market value on the date of grant. The options are exercisable after the later of two years from date of employment or one year after the date of grant until ten years after the date of the grant.

      Stock option transactions relating to the Company's incentive and nonqualified stock option plans are summarized below:

                                                         DECEMBER 31
                                           --------------------------------------
                                               1994          1993         1992
                                           ----------    ----------    ----------
      Outstanding at beginning of period    1,595,653     1,327,402       864,511
      Granted                                  44,426       336,885       493,291
      Exercised                              (765,156)      (65,034)      (10,000)
      Canceled                                 (7,643)       (3,600)      (20,400)
                                           ----------    ----------    ----------
      Outstanding at end of period            867,280     1,595,653     1,327,402
                                           ==========    ==========    ==========
      Available for future grant              254,960       278,760       159,160
                                           ==========    ==========    ==========
      Exercisable                             846,280     1,261,653     1,104,602
                                           ==========    ==========    ==========
      Option price range at December 31    $     3.85    $      .19    $      .19
                                                to            to            to
                                           $    16.63    $    11.98    $    11.98

      In addition to the plans mentioned above, the Company has a nonqualified stock option plan to encourage stock ownership by selected employees of the Company. Pursuant to the plan, stock options may be granted to key employees upon authorization by the Board of Directors. The aggregate number of options that may be granted under the plan is 360,000. As of December 31, 1994, all options were outstanding at option prices ranging from $5.42 to $6.67 per share. The options were exercisable at the date of the grant and expire in ten years and one day from the grant date.

      Employee Stock Ownership Plan -

      The Company has an Employee Stock Ownership Plan whereby each employee of the Company who is at least 18 years of age is eligible for membership in the plan as of January 1 of their first anniversary year in which they have completed at least 1,000 hours of service.

      Benefits, which become 40% vested after four years of service and 100% vested after five years of service, are paid on death, retirement or termination. The Board of Directors has discretion in establishing the amount of the Company contributions. The Company's contributions to the plan may be in the form of common stock, cash or other property. Contributions to the plan amounted to $1,068,000, $915,000 and $582,000 for the years ended December 31, 1994, 1993 and 1992, respectively.


10.   REVENUES AND EXPENSES

      Approximately 99% of the Company's revenues for the years ended December 31, 1994, 1993 and 1992, relate to amounts earned from federal, state and local governmental management contracts.

      The Company had revenues of 18%, 21% and 23% from the federal government and 51%, 49% and 48% from state governments for the years ended December 31, 1994, 1993 and 1992, respectively.

      Accounts receivable include $23,019,000 and $15,057,000 due from federal, state and local governments at December 31, 1994 and 1993, respectively. Accounts receivable and accounts payable at December 31, 1994 consisted of the following:

                                             ACCOUNTS            ACCOUNTS
                                            RECEIVABLE           PAYABLE
                                           -----------         -----------
      Trade                                $17,623,745         $ 4,876,836
      UCLP                                   1,287,841                  --
      Construction                           5,494,917           3,518,659
      Other                                  1,824,670                  --
                                           -----------         -----------
                                           $26,231,173         $ 8,395,495
                                           ===========         ===========

      Salaries and related benefits represented 61%, 60% and 62% of operating expenses for the years ended December 31, 1994, 1993 and 1992, respectively.

11.   INTERNATIONAL ALLIANCE

      In June 1994, the Company entered into an International Alliance with Sodexho, S.A., a French conglomerate, to pursue prison management business outside the United States, Australia and the United Kingdom. In conjunction with the Alliance, Sodexho purchased an equity position in the Company by acquiring several instruments. The Company sold Sodexho 700,000 shares of common stock at $15 per share and a $7,000,000 convertible subordinated note bearing interest at 8.5%. Sodexho also received the right to purchase an additional $20,000,000 of 8.75% convertible subordinated notes over the term of 1995 through 1997, and it received 1,100,000 warrants at $15.80 per share that expire December 1998. In consideration of the placement of the aforementioned securities, the Company agreed to pay Sodexho $3,960,000 over a four-year period beginning in 1995 through 1998. These fees include debt issuance costs and private placement equity fees. These fees have been allocated to the various instruments and are charged to debt issuance costs or equity as the respective financings are completed. Sodexho is subject to a standstill agreement that limits their ownership to 25% in the Company and has certain preemptive rights to retain its percentage ownership.


12.   RELATED PARTY TRANSACTIONS

      The Company had a note receivable from its chief executive officer of $100,000 at December 31, 1994. Interest at the prime rate plus 1% is charged annually. The note was repaid subsequent to year-end.

      In April 1993, the Company purchased 39,267 shares of common stock from its chief executive officer at the market price of $10 per share.

      Transcor and Concept had notes payable to stockholders of $100,000 and $392,507 at December 31, 1994 and 1993, respectively. Transcor repaid notes payable to stockholders of $403,000 and $476,000 in 1994 and 1993, respectively. Interest expense totaled approximately $34,000 and $70,000 on notes payable to stockholders in 1994 and 1993, respectively.

      The Company has an employment agreement with its chief executive officer through September 30, 1997. The agreement includes a non-compete agreement covering the same period and requires payments during the period if employment is terminated.

      Concept pays rent and office expense, and legal fees to a law firm of which one of the partners is also a shareholder of the Company. Rent and office expenses, and legal fees paid to the law firm, amounted to $0 and $177,327 in 1994 and $20,420 and $120,882, in 1993, respectively.

      A corporation owned by a stockholder provides professional services to Concept. These professional services and related costs amounted to $126,756 and $78,421 in 1994 and 1993, respectively.

      Concept leases certain automobiles and equipment from a corporation of which one of the stockholders is also a stockholder of the Company. Total lease payments to this related party in 1994 and 1993 were $91,008 and $72,157, respectively. Capital lease obligations under these leases were $196,663 and $103,284 as of December 31, 1994 and 1993, respectively.


13.   COMMITMENTS AND CONTINGENCIES

      The Company leases certain office space and equipment under long-term operating leases expiring through September 1999. Rental obligations for operating facilities are nominal. Rental expense was approximately $3,303,000, $2,233,000 and $1,124,000 for the years ended December 31,
      1994, 1993 and 1992, respectively. Minimum rental commitments for noncancelable leases are as follows:

                         YEAR                                     AMOUNT
                         ----                                   ----------
                         1995                                   $1,076,632
                         1996                                      680,263
                         1997                                      654,186
                         1998                                      481,970
                         1999                                      333,163
                                                                ----------
                                                                $3,226,214
                                                                ==========

      The nature of the Company's business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the Company.

      Each of the Company's management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, workmen's compensation and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims within the deductible amounts.

      The Company guarantees $271,000 of the outstanding debt of CC Australia. The amount guaranteed is proportional to the Company's ownership interest in CC Australia.

      Concept guarantees certain long-term debt of UCLP (See Note 6).

      The Company has provided a $1,000,000 performance bond in connection with UKDS's management contract with the United Kingdom. The amount provided is proportional to the Company's ownership interest in UKDS.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the percentage of revenues of certain items in the Company's statement of operations and the percentage change from period to period in such items:


                      CORRECTIONS CORPORATION OF AMERICA


                                                                                             Period-to-Period
                                                                                            Percentage Changes
                                                                                            ------------------
                                                                   December 31,               1993     1994
                                                         -------------------------------    Compared Compared
                                                         1992        1993           1994     to 1992  to 1993
                                                         ----        ----           ----     -------  -------
INCOME STATEMENT
- ----------------

Revenues                                                100.0%      100.0%         100.0%     13.0%   13.8%

Expenses:
  Operating                                              79.7        80.1           78.9      13.4    12.1
  Depreciation and amortization                           5.3         3.7            3.0     (19.7)   (7.8)
                                                        -----       -----          -----

                                                         85.0        83.8           81.9      11.4    11.2
                                                        -----       -----          -----

Contribution from operations                             15.0        16.2           18.1      21.9    27.0

Other expenses:
  General and administrative                              8.6         7.9            8.5       3.8    21.7
  Interest expense                                        4.0         3.5            2.3      (1.5)  (24.2)
                                                        -----       -----          -----

                                                         12.6        11.4           10.8       2.1     7.8
                                                        -----       -----          -----

Income before income taxes                                2.4         4.8            7.3     125.7    72.7

Provision for income taxes                                0.1          .6            1.6     402.7   234.6
                                                        -----       -----          -----

Net Income                                                2.3         4.2            5.7     110.5    51.6

Preferred stock                                           0.1          .3             .2     500.0   (51.9)
                                                        -----       -----          -----

Net Income allocable to
  common stockholders                                     2.2%        3.9%           5.5%     99.4%   60.4%
                                                        =====       =====          =====

Results of Operations.

                 Revenues. Revenues generally consist of amounts earned under governmental agency contracts for the management of correctional facilities and for the transportation of inmates. Management revenues are based on the fixed or monthly per diem rates for the number of inmates housed during the related period ("compensated mandays"). Management revenues vary according to the type of facility under management and the extent of services provided at such facility. Transportation revenues are based on a per mile charge or a fixed fee for a trip. Additional revenues are derived from fees charged to governmental agencies for services provided in connection with financing, designing, and constructing correctional facilities.

                 At December 31, 1992, the Company's domestic operations managed 25 facilities with a total of 9,306 beds compared to 24 facilities with a total of 9,443 beds at December 31, 1993, and 26 facilities with a total of 11,793 beds at December 31, 1994. Compensated mandays increased to 3,567,962 for 1994, a 13% increase over 1993, while 1993 increased 17% over 1992. The resulting increase for 1994 management revenues of $15,300,000, or 13%, was attributable to expansions of existing facilities and the opening of two new facilities. The South Central Correctional Center, Clifton, Tennessee, was expanded by 338 beds in the first quarter 1994 and the Venus Pre-Release Center, Venus, Texas, was expanded by 500 beds in the third quarter of 1994. The Company opened the Eloy Detention Center, Eloy, Arizona, in the third quarter of 1994 and the Central Arizona Detention Center, Florence, Arizona, in the fourth quarter of 1994 representing 1,000 and 512 new beds, respectively. Management revenues increased in 1993 by $14,071,000, or 13%, as compared to 1992. This increase was attributable to the full year effect of six new facilities added in 1992, representing 2,750 beds, the full year effect of a 1992 expansion of an existing facility adding 586 beds and the rated capacity of three facilities being increased in 1993, representing an additional 112 beds.

                 Transportation revenues increased $2,124,000, or 37%, in 1994 as compared to 1993, and increased $465,000, or 9%, in 1993 as compared to 1992. The 1994 growth was due to a marketing effort resulting in an expanded customer base and therefore an increase in compensated mileage and the increase in 1993 was reflective of the transportation company still being in a start-up capacity for 1992 and the first part of 1993.

                 Facility Expenses. Salary and related employee benefits constitute approximately 60% of operating expenses for each of the years included in the three-year period ended December 31, 1994. Substantially all other operating expenses consist of food, clothing, medical services, utilities, supplies and insurance costs. As inmate populations increase following the start up of a facility, operating expenses generally decrease as a percentage of related revenues. Each facility is fully staffed at the time it is opened or taken over by the Company, although it may be operating at a relatively low occupancy rate. Facility operating expenses increased 12% in 1994 over 1993, and increased 13% in 1993 as compared to 1992. These increases were due to the additional beds on line resulting in increased compensated mandays and the growth in the transportation services. As the Company has brought more beds on line there has been increased realization of economies of scale. The average management cost per manday has steadily declined from $31.55 in 1992 to $30.81 in 1993 to $30.25 in 1994.

                 Depreciation and amortization decreased $367,000, or 8%, from 1993 to 1994, and decreased $1,160,000, or 20%, in 1993 as compared to 1992.
The 1994 change is due to the Company being to the point of having the initial investment in equipment in some of the older facilities becoming fully depreciated. The significant decrease in 1993 was a result of accelerated amortization of costs related to the Mountain View Youth Development Center for which the Company canceled the contract effective December 31, 1992. The trend in new contracts has been towards the government financing and owning the fixed assets while contracting out the operations with the private sector. Therefore on a going forward basis, depreciation and amortization should decrease as a percentage of revenues.

                 Contribution from operations for each facility depends upon the relationship between operating costs, the rate at which the Company is compensated per manday, and the occupancy rate. The rate of compensation is fixed by contract and approximately two-thirds of all operating costs are fixed costs. Contribution from operations will, therefore, vary from period to period as occupancy rates fluctuate.

Contribution from operations will be affected adversely as the Company increases the number of newly-constructed or expanded facilities under management and experiences initial low occupancy rates.

                 General and Administrative. General and administrative costs consist of salaries of officers and other corporate headquarters personnel, legal, accounting and other professional fees, travel expenses, executive office rental, and promotional and marketing expenses. The most significant component of these costs relates to the hiring of experienced corrections and administrative personnel necessary for the acquisition, implementation and maintenance of the facility management and transportation contracts. General and administrative costs increased $2,178,000 or 22% in 1994 as compared to 1993 and increased $368,000 or 4% in 1993 as compared to 1992. The increased dollar amount resulted from the expanded activity necessary to administer the increased beds and transportation contracts under management and expanded marketing activities in both the transportation and prison management activities.

                 Interest Expense, Net. Interest expense, net, decreased 24% in 1994 as compared to a 1% decrease in 1993. The 1994 decrease was due to the Company reducing debt by $9,800,000 with the proceeds from the common stock issuance to Sodexho, S.A. and through normal periodic principal payments. The decrease in 1993 as compared to 1992 was a result of the Company refinancing the debt on a facility and reducing the related debt by $2,255,000.

                 Income Taxes. In 1994 the Company's effective income tax rate increased to 22% as compared to 12% in 1993 and 5% in 1992. This increase in taxes is due to the Company's complete utilization of net operating loss carryforwards. Beginning in 1995, the Company's results of operations will be subject to the full statutory tax rates.

Liquidity and Capital Resources.

                 The Company's business is capital intensive. The Company's efforts to obtain contracts, construct additional facilities, and maintain its day-to-day operations have required the continued acquisition of funds through borrowings and equity offerings. Thus far the Company has financed these activities through the sale of capital stock, subordinated convertible notes and senior secured debt, through the issuance of taxable and tax-exempt bonds, by bank borrowings, and by assisting governmental agencies in the issuance of municipal bonds.

                 Cash flow from operations for 1994 was approximately $11,234,000 as compared to $13,027,000 in 1993 and $4,589,000 in 1992. The
Company has strengthened its cash flow with its focus on larger, more profitable facilities, the expansion of existing facilities where economies of scale can be realized and the continuing effort of cost containment. Cash flow from operations has allowed the Company to fund growth and to continue to pay off debt on an accelerated basis.

                 In June 1994, the Company entered into an international alliance with Sodexho, S.A., a French conglomerate, to pursue prison management business outside the United States, Australia and the United Kingdom. In conjunction with the alliance, Sodexho purchased 700,000 shares of Common Stock at $15 per share and a $7,000,000 Convertible Subordinated Note bearing interest at 8.5%. Sodexho also received the right to purchase an additional $20,000,000 of 8.75% convertible subordinated notes over the term of 1995 through 1997 and it received 1,100,000 warrants at $15.80 per share that expire December 1998. In consideration of the placement of the aforementioned securities and these future financings, the Company agreed to pay Sodexho $3,960,000 over a four year period beginning in 1995 through 1998. The Company plans to use the proceeds from these future financings to fund new capital projects.

                 Subsequent to the closing of the Sodexho financing, the Company was able to renegotiate its working capital revolving credit facility with a bank. The credit facility now provides for borrowings of up to $15,000,000, requires interest payments to be made monthly and bears interest, at the election of the Company, at either the bank's prime rate or libor plus 2%, 8.5% and 8.0%, respectively at December 31, 1994. The facility consists of a working capital line, which includes letters of credit. As of December 31, 1994, there were no amounts borrowed against the facility but $6,851,000 of letters of credit had been issued leaving the unused commitment at $8,149,000.

                 Concept, Inc. also has a credit facility with a bank. The credit facility provides for borrowings of up to $1,500,000, requires monthly interest payments and bears interest at the bank's prime rate, 8.5% at December 31, 1994. As of December 31, 1994, there were $785,150 of outstanding borrowings leaving $714,850 of unused commitment.

                 In February 1994, the Company received a construction loan from a bank totaling $13,600,000 and the proceeds were used to construct the Central Arizona Detention Center in Florence, Arizona. In connection with the credit facility renegotiation, the construction loan was also restructured. The loan now bears interest at the bank's prime rate, 8.5% at December 31, 1994, with interest payable monthly. In March 1995, the construction loan was converted to a term loan with principal payments required monthly beginning April 1995, for a five-year term with the unpaid balance due March 2000.

                 In June 1994, the Company required the conversion of 50,000 shares of Series A preferred stock into 700,000 shares of common stock. The preferred stock had earned and received dividends at 8.5% from November 1992 through June 1994.

                 Future expansion and the acquisition and construction of additional facilities may require further financing, the form of which will vary depending upon prevailing market and other conditions. The trend in growth opportunities has been a movement towards the government financing and owning the fixed assets while contracting out the operations with the private sector.

                 The Company believes that it has ample cash flow from operations, borrowing capacity and access to alternative financing techniques to meet its financial requirements for the next two years.

Inflation.

                 Most of the Company's facility contracts provide periodic adjustments in the compensation paid to the Company in accordance with changes in the consumer price index during such period. Management therefore does not believe that inflation has had a material adverse effect on the revenues earned by the Company during each of the years in the three-year period ended December 31, 1994.

Impact of Accounting Pronouncements.

                 In February 1992, the Financial Accounting Standards Board issued FASB Statement 109, Accounting for Income Taxes ("Statement 109"), which superseded FASB Statement 96 and changed the Company's method of accounting for income taxes from the deferred method to the asset and liability method. Under the deferred method, annual income tax expense is matched with pre-tax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net income for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company adopted Statement 109 in the first quarter of 1993 and the adoption did not have a material impact on its financial position or results of operations.

CORRECTIONS CORPORATION                                             NEWS RELEASE
OF AMERICA

                                                Contact:   Peggy Wilson Lawrence
                                                                  (615) 292-3100


                      CCA RELEASES POOLED RESULTS FOR MAY

NASHVILLE, Tenn., June 29, 1995 -- Corrections Corporation of America (NYSE:
CXC) today released revenues and net income for the month of May of approximately $15,224,000 and $1,070,000, respectively, for its combined operations with Concept Inc.

        CCA announced on April 26 that it had acquired the assets of privately-held Concept Inc. in a stock-for-stock transaction worth about $40 million. In accordance with pooling-of-interests accounting, the company is releasing combined revenues and income for the first month of joint operations.

        CCA Chairman and CEO Doctor R. Crants said, "We anticipated that CCA would be stronger with the Concept acquisition, particularly over the long term, and we are pleased with the progress of the combined companies thus far. We expect our second quarter report will meet published estimates."

        CCA's second quarter results are scheduled for release on July 27. Included in the quarter, but not reflected in the May numbers above, will be a $680,000 non- recurring charge for the pooling-of-interests expenses.

        CCA manages prisons and other correctional institutions for governmental agencies. The company is the industry leader in private sector corrections with 21,675 beds in 36 facilities under contract in nine U.S. states, the commonwealth of Puerto Rico, Australia and the United Kingdom. CCA provides a full range of services that includes finance, design, construction, renovation and management of new or existing facilities.

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our reports included in this Report on Form 8-K/A of Corrections Corporation of America and Subsidiaries into the Company's previously filed Registration Statement File Numbers 33-12503, 33-30825, 33-30826, 33-42068, 33-42614,
33-60590 and 33-72496.


                                                ARTHUR ANDERSEN LLP

Nashville, Tennessee
July 7, 1995